AMENDMENT TO

SERVICES AGREEMENT

THIS AMENDMENT (“Amendment”) made as of September 14, 2021, by and between HC Capital Trust (“Client”), and Citi Fund Services Ohio, Inc. (“Service Provider”, and with the Client, the “Parties”), to that certain Services Agreement, dated June 11, 2014, between the Client and Service Provider, as amended, (the “Agreement”). All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

WHEREAS, pursuant to the Agreement, the Service Provider performs certain fund accounting and fund administration services for the Client; and

WHEREAS, the Parties now wish to amend Schedule 4 to the Agreement pursuant to this Amendment to account for certain updates to the fees assessed by the Service Provider to the Client.

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter contained and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Client and Service Provider hereby agree as follows:

1.	Amendment to Schedule 4 – Fee Schedule.

Schedule 4 to the Agreement is hereby deleted in its entirety and replaced with the Schedule 4 attached to the end of this Amendment.

2.	Representations and Warranties.

(a)     Each Party represents and warrants to the other that it has full power and authority to enter into and perform this Amendment, that this Amendment has been duly authorized and, when executed and delivered by it, will constitute a legal, valid and binding obligation of it, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties. For the Client, the representation that it has full power and authority to enter into and perform this Amendment will be understood to mean that the Client has provided this Amendment to the Board.

3.	Miscellaneous.

(a)    This Amendment supplements and amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment.

(b)    Each reference to the Agreement in the Agreement (as it existed prior to this Amendment) and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Agreement as amended by this Amendment. Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect.

No amendment or modification to this Amendment shall be valid unless made in writing and executed by both parties hereto.

(c)    Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.

(d)    This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

HC Capital Trust		Citi Fund Services Ohio, Inc.

By:	/s/ Colette Bergman	By:	/s/ Dominic Crowe

Name:	Colette Bergman	Name:	Dominic Crowe

Title:	VP & Treasurer	Title:	President

Date:	Sept 14, 2021	Date:	Sept 16, 2021

Schedule 4 to Services Agreement

Fee Schedule

1.	Fees

The Client shall pay the following fees to Service Provider as compensation for the Services rendered hereunder. All fees shall be aggregated and paid monthly.

A.	Asset Based Fees

First $6.0 Billion in aggregate net assets of all Funds	5.06 bps

Next $6.0 Billion in aggregate net assets of all Funds	0.47 bps

Above $12.0 Billion in aggregate net assets of all Funds	2.76 bps

B.	Security Pricing and Valuation fees

Asset Type	Monthly Fee ($)
Equities	1.20
Asset Backed	5.45
General Bonds	8.15
Government Bonds	3.45
Complex Debt	9.45
Listed Derivatives	1.20
Simple OTCs	12.95
Mid Tier OTCs	75.35
Complex OTCs	75.35

Notes

1.	Monthly rates reflected are based upon current primary pricing vendor selections.
2.	Each “Asset Type” can typically be expected to include the following security types:
•	Equities: Domestic Equity, Foreign Equity, Warrants
•	Asset Backed: ABS, MBS, CMO’s, CMBs
•	General Bonds: US Investment Grade Corporate Bonds, US High Yield Corporate Bonds, International Bonds
•	Government Bonds: Agency Debt, US Government Bonds, Money Market, Municipal Bonds
•	Complex Debt: Bank Loans
•	Listed Derivatives: Futures, options
•	Simple OTC: Interest Rate Swap; OTC Options; Currency Forwards; Currency Swap
•	Mid Tier OTC: Total Return Swap; Asset Swaps; Cross Currency Swaps; Credit Default Swaps
•	Complex OTC: Exotic Options; Volatility Swaps; CDOs; CLOs
3.	Security Pricing Valuation Services will not be subject to the annual fee increase.
4.	The fees for Security Pricing Valuation Services are calculated for the Fund Complex in its entirety based on the number unique securities held within each asset type on a monthly basis.

C.	Fair Value Support Services and Related Expenses:

In the event that the Client elects to use Service Provider’s Fair Value Support Services, the following applies:

The Client shall pay the annual servicing fee for each Fund that the Client designates as being subject to fair value determinations and for which Fair Value Support Services are to be provided by Service Provider hereunder. The compensation set forth below is payable in addition to the compensation otherwise payable under this Agreement.

Annual Fee

For each Fund with less than 200 securities:	$5,679.26 per Fund
For each Fund with at least 200 securities:	$8,518.35 per Fund

In addition, the Client shall reimburse Service Provider for the actual costs incurred by Service Provider to Fair Value Information Vendors with respect to the provision of fair value pricing information to Service Provider for use in valuing the portfolio holdings of a specific Fund or Funds that the Client designates as being subject to fair value determinations and for which Fair Value Support Services are to be provided by Service Provider hereunder. Such costs shall be incurred at the discounted group rate made available to Service Provider clients, if applicable.

(The Annual Fee is to be billed in equal monthly installments in respect of each Fund that the Client designates as being subject to fair value determinations and for which Fair Value Support Services are to be provided by Service Provider.)

D.	Additional Fees

SOC-1 / SSAE 18 Charges (per Class)		$131.43
Sleeves (Per Sleeve)	$10,000
OTC Transactions (Per Trade)		$5.00
OTC Maintenance (Per Position Per Month)		$15.00

The first 65 sleeves will not incur the $10,000/sleeve fee as quoted above. The first 65 sleeves will be waived.

The HC Emerging Markets - XY Sleeve (Fund #55508) will not be subject to the OTC Transaction fee or the OTC Maintenance Fee

E.	Form N-PORT

Tier	Description	Annual Fee (per Fund)
Tier 1	All Fund of Funds and Equity Funds holding < 50 securities	$12,091.88
Tier 2	Fixed Income Funds* holding 0-510 securities and Equity Funds holding 50-510 securities	$14,720.55
Tier 3	All Fixed Income and Equity Funds holding > 510 securities	$18,926.42

Sleeve Fee: An additional fee will apply per sleeve	$1,051.47

Implementation
One-time set-up fee per client	$10,000

*Fixed Income Funds are currently defined in accordance with applicable regulation stating Fixed Income Funds are those which hold 25% of total net assets in fixed income securities.

Note: Each Fund will be designated as a specific “tier” upon the commencement of the N-PORT filing service. An annual review will be performed to certify the appropriate classifications are applied for the subsequent 12 month period. The annual review will occur at the end of each calendar year and be effective on the first of January each year. Any Fund launches will be reviewed at inception to ensure the appropriate “tier” is applied to the new Fund.

F.	Liquidity Risk Management

Tier	Description	Annual Fee (per Fund)
Tier 1	All Funds holding < 50 securities	$2,102.94
Tier 2	All Funds holding 50-500 securities	$3,154.40
Tier 3	All Funds holding > 500 securities	$4,205.87

Form N-LIQUID preparation and filing                 $2,628.67 per filing

Note: Each Fund will be designated as a specific “tier” upon the commencement of the Liquidity Risk Management service. An annual review will be performed to certify the appropriate classifications are applied for the subsequent 12 month period. The annual review will occur at the end of each calendar year and be effective on the first of January each year. Any Fund launches will be reviewed at inception to ensure the appropriate “tier” is applied to the new Fund.

G.	Compliance Services Fee

$65,259,47 per year

2.	Out-of-Pocket Expenses and Miscellaneous Charges

In addition to the above fees, Service Provider shall be entitled to receive payment for out-of-pocket expenses and miscellaneous charges as follows. Commencing April 1, 2014, the Client shall pay fifty percent of such expenses and charges for the first year, seventy-five percent for the second year and one hundred percent after the second year. The expenses and charges are as follows:

A.	Reimbursement of Expenses. The Client shall reimburse Service Provider for its out-of-pocket expenses reasonably incurred in providing Services, including, but not limited to:

(i)	All freight and other delivery and bonding charges incurred by Service Provider in delivering materials to and from the Client and in delivering all materials to Shareholders;
(ii)	The cost of obtaining security and issuer information;
(iii)

Costs of postage, bank services, couriers, stock computer paper, statements, labels, envelopes, reports, notices, or other form of printed material (including the cost of preparing and printing all printed material) which shall be required by Service Provider for the performance of the services to be provided hereunder, including print production charges incurred;

(iv)	All copy charges;
(v)	Any expenses Service Provider shall incur at the written direction of the Client or a duly authorized officer of the Client;
(vi)	The cost of tax data services;
(vii)

Regulatory filing fees, industry data source fees, printing (including board book production expenses) and typesetting services, communications, delivery services, reproduction and record storage and retention expenses, and travel related expenses for board/client meetings; and
(viii)	Any additional expenses reasonably incurred by Service Provider in the performance of its duties and obligations under this Agreement.
(ix)

With respect to any document to be filed with the SEC, the Client shall be responsible for all expenses associated with causing such document to be converted into an EDGAR format prior to filing, as well as all associated filing and other fees and expenses.

B.	Miscellaneous Service Fees and Charges. In addition to the amounts set forth in paragraphs (1) and 2(A) above, Service Provider shall be entitled to receive the following amounts from the Client:

(i)

System development fees, billed at the rate of $150 per hour, as requested and pre-approved by the Client, and all systems-related expenses, agreed in advance, associated with the provision of special reports and services pursuant to any of the Schedules hereto;

(ii)	Fees for development of custom interfaces pre-approved by the Client, billed at the rate of $150 per hour;
(iii)	Ad hoc reporting fees pre-approved by the Client, billed at the rate of $150 per hour;
(iv)	Expenses associated with the tracking of “as-of trades”, billed at the rate of$50 per hour, as approved by the Client;
(v)	Costs of rating agency services.

Annual Fee Increase:

Commencing on the one-year anniversary of the Effective Date and annually thereafter, the Service Provider may annually increase the fixed fees and other fees expressed as stated dollar amounts in this Agreement by up to an amount equal to the most recent annual percentage increase in consumer prices for services as measured by the United States Consumer Price Index entitled “All Services Less Rent of Shelter” or a similar index should such index no longer be published.